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JEFFREY W. BROKER - State Bar No. 53226
SEAN A. O'KEEFE - State Bar No. 122417
LAUREN B. LESSLER - State Bar No. 167311
BROKER & O'KEEFE PROFESSIONAL CORPORATION
4695 Mac Arthur Court, Suite 1200
Newport Beach, CA  92660

Telephone: (714) 222-2000
Facsimile:  (714) 222-2022

Special Reorganization Counsel
for Debtor and Debtor-in-Possession




                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA



In re



TRI-LITE, INC., a Pennsylvania corporation

                        Debtor and
                        Debtor-in-Possession.









Case No. SA 96-12049 JR

Chapter 11 Proceeding

THIRD AMENDED JOINT CHAPTER 11
PLAN OF REORGANIZATION AS
MODIFIED


DISCLOSURE STATEMENT HEARING:

DATE:    November 7, 1996
TIME:    10:30 a.m.
PLACE:   Courtroom 606
         34 Civic Center Drive
         Santa Ana, CA

CONFIRMATION HEARING:


DATE:    January 16, 1997
TIME:    11:30 a.m.
PLACE:   Courtroom 606
         34 Civic Center Drive
         Santa Ana, CA




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TO THE HONORABLE JOHN E. RYAN, UNITED STATES BANKRUPTCY JUDGE,
CREDITORS AND PARTIES IN INTEREST:


                                    ARTICLE I

                                  INTRODUCTION

         Tri-Lite, Inc., a Pennsylvania corporation, the Debtor and Debtor-in-Possession in this Chapter 11 case (hereinafter "Debtor"), Helionetics, Inc., a California corporation (hereinafter "Helionetics") Laser Photonics, Inc., a Delaware Corporation (hereinafter "LPI") and Susan Barnes (hereinafter "Barnes") hereby jointly propose a Second Amended Chapter 11 Plan of Reorganization (the "Plan") for the resolution of the claims of Creditors and Stockholders (Equity Security Holders) of the Debtor. Reference is made to the Second Amended Disclosure Statement for Joint Chapter 11 Plan of Reorganization (the Disclosure Statement") for a discussion of the Debtor's history, business operations, properties and financial information, and for a summary of this Plan and related matters.

         All holders of Claims and Equity Security Interests are encouraged to read this Plan and the accompanying Disclosure Statement in their entirety before voting to accept or reject this Plan. No materials, other than the Disclosure Statement and the Exhibits and Schedules attached thereto and referenced therein, have been approved by the United States Bankruptcy Court for the Central District of California for use in soliciting acceptances or rejections of this Plan.

         NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL STATEMENTS IN THIS PLAN AND THE ACCOMPANYING DISCLOSURE STATEMENT CONCERNING THE HISTORY OF THE DEBTOR'S BUSINESS, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTOR, TRANSACTIONS TO WHICH THE DEBTOR WAS OR IS A PARTY, OR THE EFFECT OF CONFIRMATION OF THIS PLAN ON CREDITORS AND INTEREST HOLDERS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTOR, AND NOT TO COUNSEL TO THE DEBTOR.


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                                   ARTICLE II

                        DEFINITIONS, INTERPRETATION, AND

                              RULES OF CONSTRUCTION

A)          Definitions

            The definitions contained in the Bankruptcy Code are incorporated herein. Whether or not inconsistent with definitions contained in the Bankruptcy Code, the following terms used herein shall have the following meanings:

            2.1 Alvin Katz: A. Alvin Katz, the President of the Debtor.

            2.2 Administrative Claim: A Claim for costs and expenses of administration allowed under Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation:
(a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estate under 28 U.S.C. ss. 1930.

            2.3 AIM: AIM Energy, Inc., a corporation organized under the laws of the state of Delaware, which is 100% owned by Helionetics. This entity owns all proprietary rights to the AIM Filter.

            2.4 AIM Filter: A filter which eliminates Harmonics by capturing unwanted Harmonic current flows, reducing both current and voltage distortion, reducing the energy wasted due to harmonics and eliminating harmful effect on equipment. The entirety of the proprietary rights to the AIM filter is owned by AIM.

            2.5 Allowed Claim: A Claim against the Debtor to the extent that-

                        (a) the Claim was scheduled in the list of creditors prepared and filed with the Bankruptcy Court by the Debtor and not listed as disputed, contingent or unliquidated as to amount; or


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                        (b) a proof of claim

                                    (1) was timely filed; or

                                    (2) is deemed filed under applicable law or
by reason of an order of the Bankruptcy Court; and

                        (c) (1) the Debtor or Reorganized Debtor does not file an objection within a time fixed by the Bankruptcy Court and the Claim is not otherwise a Disputed Claim (but only to the extent that such Claim is not a Disputed Claim);

                                    (2) the Claim is allowed (and only to the
extent allowed) by a Final Order; or

                                    (3) the Claim is specifically allowed under
this Plan.

            An Allowed Claim shall not include unmatured or post-petition interest unless otherwise stated in the Plan.

            2.6 Allowed Amount: The amount of any Claim against the Debtor determined in accordance with Sections 502 and 506(a) of the Bankruptcy Code and any other applicable section(s) of the Bankruptcy Code, and recognized by the Debtor as valid or allowed by Final Order of the Court, except to the extent described or defined otherwise herein.

            2.7 Allowed Class . . . Claim: An Allowed Claim in the particular Class described in the Plan or Disclosure Statement.

            2.8 Allowed Priority Claim: An Allowed Claim entitled to priority pursuant to Sections 507(a)(3), (4) or (6) of the Bankruptcy Code.

            2.9 Allowed Secured Claim: An Allowed Claim secured by a lien, security interest or other charge against the property in which the estate has an interest, or which is subject to set-off under Section 553 of the Bankruptcy Code, to the extent of the value, determined in accordance with Section 506(a) of the Bankruptcy Code, of the interest of the holder of such secured Claim in the estate's interest in such property, or to the extent of the amount subject to any set-off, as the case may be. An Allowed Secured Claim may include post-petition interest if permitted under Section 506(b) of the Code.

            2.10 Allowed Tax Claim: An Allowed Unsecured Claim that is entitled to priority pursuant to Section 507(a)(8) of the Code.

            2.11 Approval Date: The date on which an order approving the Debtors' Disclosure Statement, or an amended version thereof, is entered by the Clerk of the Bankruptcy Court on the Court's docket.

            2.12 Avoidance Action: Any adversary proceeding brought to seek the recovery of money or property on account of transactions avoidable under Sections 544, 547, 548, 549 or 550 of the Bankruptcy Code.

            2.13 Ballot: The Document by which the holder of a Claim or Interest classified under the Plan shall vote to reject or accept the Plan.

            2.14 Bankruptcy Code or Code: Title 11 of the United States Code, as now in effect or hereafter amended. All citations in the Plan or Disclosure Statement to section numbers are to the Code unless otherwise expressly indicated.

            2.15 Bankruptcy Court or Court: The United States Bankruptcy Court for the Central District of California or such successor court or tribunal as may hereafter be confirmed or created by lawful authority with power to confirm reorganization plans under Chapter 11, Title 11 of the United States Code and all other applicable statutes, rules and regulations.

            2.16 Bankruptcy Rules or Rules: The Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the United States Bankruptcy Court for the Central District of California, as now in effect or hereafter amended.

            2.17 Bar Date: The last date for filing Claims, which was 60 days after service of the notice thereof on Creditors. The Bar Date expired as to all known Creditors no later than June 7, 1996. After the hearings relating to the rejection of leases, employment and consulting contracts on May 23, 1996, a second Bar Date notice was sent to affected claimants with a Second Bar Date of August 16, 1996 only for such claimants.

            2.18 Barnes: Susan Barnes, the spouse of Bernard Katz and the beneficial holder of approximately 37% of the outstanding common stock of Helionetics, an affiliate, stockholder and administrative creditor of the Debtor, and a co-proponent of the Plan.

            2.19 Barnett: Richard B. Barnett, an individual asserting a Claim secured by an alleged lien junior to that of Star Bank. This Claim has been classified as the Class 2 Claim and is disputed by the Debtor.

            2.20 Bernard Katz: Bernard Katz, the Chairman of the Board of the Debtor and of Helionetics as well as the spouse of Susan Barnes.

            2.21 Business Day: Any day, other than a Saturday, Sunday or legal holiday as defined in Bankruptcy Rule 9006(a).

            2.22 Case: The within Chapter 11 proceeding, known as In re Tri-Lite, Inc., a Pennsylvania corporation, bearing Case No. SA 96-12049 JR, pending before the United States Bankruptcy Court, Central District of California.

            2.23 Cash: Cash and Cash equivalents, including but not limited to bank deposits, wire transfers, checks, and other similar items.

            2.24 Cash Collateral: cash, negotiable instruments, documents of title, securities, deposit accounts, or other cash equivalents within the meaning of Section 363(a) of the Bankruptcy Code.

            2.25 Claim: Any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or, a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right is an equitable remedy or is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            2.26 Claimants or Creditors: Persons or entities holding Allowed Claims.

            2.27 Class: A category of holders of Claims which are substantially similar to other Claims and into which Allowed Claims and Allowed Secured Claims are grouped and classified pursuant to Article IV of the Plan. The Classes provided for in the Plan are the following:

                        A) Class 1: Star Bank, N.A. as the holder of an Allowed Secured Claim, which is secured by a first priority consensual lien on the Debtor's inventory, accounts receivable, and other operating assets.

                        B) Class 2: Barnett, as the holder of a disputed Secured Claim allegedly secured by a second priority consensual lien on the Debtor's inventory, accounts receivable and other operating assets.

                        C) Class 3: All Claimants holding Allowed Unsecured Claims less than, equal to, or voluntarily reduced by the holder thereof to $500.

                        D) Class 4: All Claimants holding Allowed Unsecured Claims other than Claims included in Class 3.

                        E) Class 5: Helionetics, Inc., as the holder of an Allowed Secured Claim allegedly secured by a consensual lien on the Debtor's inventory, accounts receivable, and other operating assets arising from the SPL Purchase Agreement.

                        F) Class 6: The Stockholders (Equity Security Holders) of the Debtor, including Helionetics and Barnes.

            2.28 Committee: The Official Committee of Creditors Holding Unsecured Claims in the Debtor's estate.

            2.29 Common Stock: The Common Stock in the Debtor held by Stockholders.

            2.30 Confirmation: The entry by the Clerk of the Bankruptcy Court on the Court's docket of the Confirmation Order.

            2.31 Confirmation Date: The date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Court docket.

            2.32 Confirmation Order: The order entered by the Clerk of the Bankruptcy Court confirming the Plan.

            2.33 Creditor: Any person or entity holding an Allowed Claim or Claims against the Debtor within the meaning set forth in Section 101(10) of the Bankruptcy Code.

            2.34 Debt: Liability on a claim as set forth in Section 101(12) of the Bankruptcy Code.

            2.35 Debtor: Tri-Lite, Inc., a Pennsylvania corporation, the Debtor and Debtor-in-Possession in this Chapter 11 case. The Debtor is a co-proponent of the Plan.

            2.36 Debtor-in-Possession: The Debtor, when acting in the capacity of representative of the Estate in the Debtor's Case.

            2.37 Disbursing Agent: The Debtor and/or any other person or persons designated under this Plan to disburse property pursuant to this Plan.

            2.38 Disclosure Statement: The Disclosure Statement accompanying the Plan as required by Section 1125 of the Bankruptcy Code and approved by an Order of the Bankruptcy Court.

            2.39 Disputed Claim: A Claim as to which a proof of claim has been Filed or deemed Filed under applicable law, as to which an objection has been or may be timely Filed by the Debtor or Reorganized Debtor and which objection, if timely Filed, has not been withdrawn on or before any date fixed for Filing such objections by the Plan or by Order of the Bankruptcy Court and has not been overruled or denied by a Final Order. Prior to the time that an objection to a claim has been or may be timely Filed, for the purposes of the Plan a Claim shall be considered a Disputed Claim in its entirety if: (i) the amount of the Claim specified in the proof of claim exceeds the amount of any corresponding Claim scheduled by the Debtor in its Schedules of Assets and Liabilities; (ii) any corresponding Claim scheduled by the Debtor in its Schedules of Assets and Liabilities has been scheduled as disputed, contingent, or unliquidated, irrespective of the amount scheduled; or (iii) no corresponding Claim has been scheduled by the Debtor in its Schedules of Assets and Liabilities.

            2.40 Effective Date: The Effective Date of the Plan shall be the forty-fifth (45th) calendar day after the Confirmation Date, unless said date falls upon a Saturday, Sunday or holiday, in which case the Effective Date shall be the next business day and on which no stay of the Confirmation Order is in effect.

            2.41 Equity Security: Common stock of the Debtor.

            2.42 Equity Security Holder: A Stockholder owning common stock of the Debtor. These parties have been classified as the holders of Class 6 Claims.

            2.43 Estate: The estate created in this Chapter 11 Case for the Debtor under Section 541 of the Bankruptcy Code.

            2.44 Executory Contract: Any unexpired lease or executory contract of the Debtor as defined in Section 365 of the Bankruptcy Code.

            2.45 File or Filed: A pleading filed with the Clerk of the Bankruptcy Court in this Chapter 11 Case.

            2.46 Final Order: An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Case, which has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely filed, or (ii) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

            2.47 Harmonics: Current and voltage distortion on AC power lines. This distortion increases electrical bills, overheats wires and equipment, wastes energy and creates electrical interference which can cause computers and computed controlled-equipment to malfunction and interfere with telecommunications. The AIM Filter is designed to address the problem of Harmonics.

            2.48 Helionetics: Helionetics, Inc., a publicly-held California corporation and a reporting company under the Securities and Exchange Act of 1934. Helionetics is the principal shareholder of the Debtor and is the owner of approximately forty-nine percent (49%) of the Debtor's common stock. Helionetics is an "affiliate" of the Debtor within the meaning set forth in Section 101(2)(A) of the Bankruptcy Code. Helionetics is a co-proponent of the Plan.

            2.49 Helionetics Litigation: The civil litigation pending against Helionetics filed by the Debtor in the United States District Court, Northern District of Ohio, Case No. 1:95CV2289, which was removed by the Debtor to the United States Bankruptcy Court, Central District of California on May 23, 1996, and assigned Adversary No. SA 96-1523 JR.

            2.50 Helionetics Stock: Common Stock in Helionetics to be delivered by Helionetics or by Barnes to Class 2 and Class 4 Creditors under the Plan.

            2.51 Lawrence A. Terkel: The owner of approximately ten percent (10%) of the Debtor's common stock.

            2.52 LPI: Laser Photonics Inc., a publicly held Delaware corporation and a reporting company under the Securities and Exchange Act of 1934. LPI is an "Affiliate" of the Debtor within the meaning set forth in Section 101(2)(B) of the Bankruptcy Code because Helionetics, itself an affiliate of the Debtor within the meaning set forth in Section 101(2)(A) of the Bankruptcy Code, owns a majority of the current issued and outstanding common stock of LPI.

            2.53 LPI Stock: 2,000,000 shares of LPI common stock owned by Helionetics.

            2.54 New Tri-Lite Common Stock: Twenty-five million (25,000,000) authorized and four million (4,000,000) shares of New Common Stock in the Reorganized Debtor to be issued under the Plan.

            2.55 Order: An order or judgment of the Bankruptcy Court as entered by the Clerk of the Court on the docket in this Case.

            2.56 Person: Any natural person, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political subdivision thereof, governmental unit (as defined in Section 101(41) of the Bankruptcy Code), official committee appointed by the United States Trustee, or other legal entity.

            2.57 Petition Date: February 26, 1996, the date upon which the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

            2.58 Plan: The Third Amended Joint Chapter 11 Plan of Reorganization proposed by the Debtor and Helionetics in this Case, and all exhibits, schedules, releases, and other attachments annexed thereto, as the same may be amended, modified or supplemented from time to time in accordance with the Code.

            2.59 Priority Tax Claim: An Allowed Claim entitled to priority under
Section 507(a)(8) of the Bankruptcy Code.

            2.60 Prolite: Prolite Lighting and Sign Maintenance Co., Inc., a Pennsylvania corporation, a wholly owned subsidiary of the Debtor.

            2.61 Pro Rata: proportionately so that the ratio of (a) the amount of property distributed at any time on account of a particular Allowed Claim to
(b) the amount of the Allowed Claim is the same as the ratio of the amount of property distributed at the same time on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to the amount of all Allowed Claims in that Class.

            2.62 Reorganized Debtor: Tri-Lite, Inc., a Pennsylvania corporation which, on and after the Confirmation Date, shall assume all of the rights and obligations of the Debtor together with title to and control of the Debtor's assets and liabilities upon Confirmation of the Plan, as such rights, obligations, assets and liabilities are modified in the Plan.

            2.63 Scheduled: Set forth on the Schedules of Asset and Liabilities on file with the Clerk of the Bankruptcy Court.

            2.64 Schedules of Assets and Liabilities: The Schedules of Assets and Liabilities filed by the Debtor with the Clerk of the Bankruptcy Court, as the same have been or may be amended from time to time prior to the Effective Date of the Plan.

            2.65 Secured Claim: Any Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code.

            2.66 Secured Creditor: The holder of an Allowed Secured Claim in this Case.

            2.67 Section 1111(b) Election: An election by a Secured Creditor with an interest in property of the Estate that is not of inconsequential value, pursuant to the provisions of Section 1111(b) of the Bankruptcy Code, to have its entire Allowed Claim treated as fully secured. In order to constitute an effective Section 1111(b) Election, such an election must be made in writing prior to the conclusion of the hearing on the Disclosure Statement.

            2.68 Star Bank: Star Bank, National Association, the holder of the Class 1 Claim.

            2.69 Stipulation: That certain Revised Stipulation For 1) Sequestration; 2) Interim Use; 3) Turnover of Cash Collateral; 4) Repayment of Secured Debt entered into by and between the

Debtor and Star Bank on April 29, 1996 and approved by the Bankruptcy Court pursuant to its Order entered on April 30, 1996. A true and correct copy of the Stipulation is attached to the Disclosure Statement as Exhibit "2."

            2.70 SPL: Self Powered Lighting, Inc., a New York corporation, a wholly owned subsidiary of the Debtor.

            2.71 SPL Purchase Agreement: That certain agreement for the purchase by the Debtor from Helionetics of all of the common stock of SPL.

            2.72 Stockbroker: The person designated by the Court to liquidate and sell Helionetics Stock for the benefit of the Class 2 and Class 4 Claimants under the Plan.

            2.73 Stockholder: The holder of record as of the Effective Date of an Equity Security (common stock) of the Debtor. These parties have been classified as the holders of Class 6 Claims.

            2.74 Unclassified Claims: The Allowed Amount of: (i) all administrative expenses of the Debtor's Chapter 11 Case, allowed pursuant to
Section 503(b) of the Bankruptcy Code, and (ii) all Allowed, Unsecured Claims entitled to priority pursuant to Section 507(a)(1),(3), (4) and (6) of the Bankruptcy Code for wages, salaries, vacation, severance, sick pay or commissions.

            2.75 Unsecured Claims: The Allowed Amounts of those Claims against the Debtor for which there are no assets of the Debtor serving as security, but not including any priority Claims.

            2.76 Unsecured Creditors: Creditors holding Allowed, Unsecured Claims against the Debtor for which there are no assets of the Debtor serving as security, but not including priority Claims.

            2.77 33 Act: The Federal Securities Act of 1933.

B)          Defined Terms.

            Any term used in the Plan or the Disclosure Statement that is not defined in the Plan, either in Article II, Section A (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

C)          Rules of Interpretation.

            For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any references in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan;
(e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply.

D)          Time Periods.

            In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE III

                        TREATMENT OF UNCLASSIFIED CLAIMS

            3.1 Unless the holder of a particular claim agrees otherwise, all Allowed Administrative Claims and all Allowed Unsecured Priority Claims shall be paid in full, in Cash, on the Effective Date, or as soon thereafter as such Administrative Claims or Allowed Priority Claims have been allowed by Final Order of the Court. The holders of Allowed Administrative Claims may, at the sole option of such holder, receive Helionetics Stock or New Tri-Lite Common Stock in whole or partial satisfaction of such Claims. Such stock will be issued under the exemption from Section 5 registration under the 33 Act provided by
Section 1145 of the Code and shall be `free trading' upon receipt by the holders of such Claims. However, unless the holder of an Allowed Administrative

Claim elects to be paid in stock, it shall be paid in Cash. The Debtor estimates that unpaid Allowed Administrative Claims will be approximately $150,000 by the Effective Date and estimates that Allowed Priority Claims will be approximately $100,000 as of the Effective Date.

            3.2 The holders of Allowed Claims described by Section 507 (a) (8) of the Bankruptcy Code, i.e. unsecured priority tax claims, shall receive deferred cash payments, as provided for under Section 1129 (a)(9)(C) of the Bankruptcy Code, equal to the value of their Allowed Claims as of the Effective Date. Such deferred cash payments shall be payable as follows: From and after the Effective Date, these claims shall bear interest at the rate of seven percent (7%) per annum. The balance owed on said claims shall be paid in seventy two (72) equal monthly installments of principal and interest, with the first payment being due on the fifteenth (15th) day of the first full month following the assessment date.

            3.3 After the Effective Date, the Allowed Unsecured Priority Tax Claim of the Internal Revenue Service shall bear interest at a fixed interest rate of 9% per annum. After the Effective Date, said Claimant shall receive monthly payments of interest and principal, calculated on the basis of a twenty
(20) year amortization table. The first such payment shall be due and payable on the fifteenth (15th) day of the first full month following the Effective Date, and like payments shall be due and payable on the fifteenth (15th) day of each and every month thereafter. The entire balance due and owing attributable to each of the various tax periods set forth on the Allowed Unsecured Priority Tax Claim shall be paid in full on or before the seventy-second (72nd) full month from the date upon which each of the tax periods which are the subject matter thereof were assessed.

                                   ARTICLE IV

                     CLASSIFICATION OF CLAIMS AND INTERESTS

            For purposes of satisfying Debtor's obligations created under the Plan, the Claims of the Creditors and Interest Holders of the Debtor have been classified as follows:

            4.1 Class 1: Star Bank, as the holder of an Allowed Secured Claim in the approximate amount of $1,000,000, secured by a first priority consensual lien encumbering the Debtor's inventory, accounts receivable, and other operating assets.

            4.2 Class 2: Barnett, as the holder of a disputed Secured Claim in the approximate amount of $225,000 allegedly secured by a second priority consensual lien encumbering the Debtor's inventory, accounts receivable, and other operating assets.

            4.3 Class 3: All Claimants holding Allowed Unsecured Claims less than, equal to, or voluntarily reduced by the holder thereof to $500.

            4.4 Class 4: All Claimants holding Allowed Unsecured Claims other than Claims included in Class 3, in the approximate amount of $4,000,000 to $5,000,000.

            4.5 Class 5: Helionetics, Inc., as the holder of an Allowed Secured Claim allegedly secured by a consensual lien on the Debtor's inventory, accounts receivable, and other operating assets, in the approximate amount of $1,850,000, arising from the SPL Purchase Agreement.

            4.6 Class 6: The Stockholders (Equity Security Holders), including Helionetics and Barnes, holding Common Stock of the Debtor.

                                    ARTICLE V

                         TREATMENT OF UNIMPAIRED CLASSES

            All Creditors and Stockholders in Classes 1 through 6 are impaired under the Plan.

                                   ARTICLE VI

                          TREATMENT OF IMPAIRED CLASSES

            6.1 Class 1: The holder of the Class 1 Claim, Star Bank, shall be treated in accordance with the terms of the Stipulation entered into by and between Star Bank and the Debtor on April 29, 1996 and entered by the Clerk of the Court on April 30, 1996. The Stipulation provides, inter alia, that Star Bank shall receive monthly paydowns in the amount of $150,000 during the course of the administration of the Debtor's case by the last business day of each month commencing April 30, 1996, with the entire remaining balance of principal, interest and other charges all due on December 15, 1996. The Debtor will continue to make the payments called for under procedures set forth in the Stipulation on a monthly basis and pay the remaining balance of principal, interest and other charges to the Class 1 Claimant by December 15, 1996. The Debtor and the Committee reserve the right to object to Star Bank's proof of claim or otherwise assert claims and rights against Star Bank as expressly provided in the Stipulation, in particular at paragraphs 18, 21 and 29 thereof.

            6.2 Class 2: The Class 2 Claimant shall retain the priority of his liens on the assets of the Debtor as security for the balance owed on his Allowed Secured Claim, including Post-Petition interest calculated at the contract rate. The Class 2 Claimant shall have an Allowed Secured Claim which shall be the sum of the following: Principal of $195,000, unpaid interest accruing prior to December 1, 1995 in the amount of $665.45, and the amount of all interest that shall accrue, from and including December 1, 1995, on said principal at the contract rate (prime plus 1.5%) through the Effective Date. On the Effective Date, all accrued but unpaid interest shall be added to principal. Thereafter, the Class 2 Claimant's Allowed Secured Claim shall accrue interest and be amortized as set forth below.

            From the Confirmation Date to the date the Class 2 Claimant's Allowed Secured Claim is paid in full, the principal balance outstanding shall bear interest at a fixed annual rate of 10% per annum. No portion of the Class 2 Allowed Secured Claim shall include attorneys' fees, default interest, late penalties or similar charges or costs of any kind, accrued or incurred post-petition, unless the same have been approved by the Court in accordance with the procedure set forth in Article X, Section 10.1 hereof. Any future default shall entitle the holder of the Class 2 Claim to recover his reasonable attorneys' fees and costs of collection.

            After the Confirmation Date, the Class 2 Claimant shall receive payments on his Allowed Secured Claim equal to the interest accruing on such claim after the Confirmation Date plus the amortization of principal based upon a straight line eight year schedule. The first such payment shall be due and payable on the first day of the first full month following the Effective Date and shall consist of 1/96 of the amount of outstanding principal plus accrued interest and like payments shall be due and payable on the first day of every month thereafter. The entire balance due and owing on the Class 2 Claimant's Allowed Secured Claim shall be paid in full on or before the first (1st) day of the thirty-sixth (36th) full month after the Effective Date.

            Notwithstanding the foregoing, the Class 2 Claimant shall subordinate the priority of his liens to a new lender for the purpose of the furnishing to the Debtor or the Reorganized Debtor of additional working capital through a new loan in an authorized principal balance of up to $5,000,000 (the "New Loan"). The New Loan is to have the following lending parameters: The New Loan is to be funded upon (a) no more than 80% of the Reorganized Debtor's eligible accounts receivable; (b) no more than 50% of the value (at cost) of the Reorganized Debtor's finished goods inventory; and (c) no more than 50% of the forced liquidation value of the Reorganized Debtor's office furnishings, machinery and equipment. The Class 2 Claimant shall execute such documentation as may reasonably be required by a lender in connection with such New Loan(s) confirming the foregoing and the Class 2 Claimant's subordination of the priority of his liens to the liens in favor of such lender.

            As additional security for the performance by the Reorganized Debtor of its obligations hereunder, Helionetics will guarantee the Reorganized Debtor's performance of its obligations hereunder and Helionetics will secure its performance under its guarantee by pledging for the benefit of the Class 2 Claimant 100,000 shares of common stock in LPI currently owned by Helionetics. On the twelfth (12th) and twenty-fourth (24th) months following the Effective Date there shall be a revaluation of the LPI stock pledged for the benefit of the Class 2 Claimant. Helionetics will deliver such additional LPI stock to the pledgeholder as may be required to maintain a market value of the pledged LPI stock in an amount equal to a minimum of 100% of the then outstanding principal balance owed by the Reorganized Debtor to the Class 2 Claimant under the Plan within seven days of the date of such valuation. The LPI Stock pledged by Helionetics for the benefit of the Class 2 Claimant pursuant to the Plan will be exempt from Section 5 registration under the 33 Act pursuant to Section 1145 of the Bankruptcy Code and Section 4(1) of the 33 Act and, after confirmation of this Plan upon any foreclosure of the LPI Stock shall be available for immediate resale as described herein without registration under Section 5 of the 33 Act.

            In the event that the Reorganized Debtor fails to make the payment due on the Class 2 Claimant's Allowed Secured Claim in accordance with the above payment schedule, and such nonpayment remains uncured for a period of ten (10) days after written notice of said nonpayment is transmitted to the Reorganized Debtor, then the Class 2 Claimant may pursue any and all remedies available to him under state law and the Bankruptcy Code.

            6.1 Class 3: The Holder(s) of Allowed Unsecured Claim(s) of less than $500, or who voluntarily reduce their claim(s) to $500 by the date set by the Court, will be paid in Cash 70% of the amount of their Allowed Unsecured Claim, calculated without the accrual of Post-Petition interest, on or before the Effective Date.

            6.2 Class 4: Each Class 4 Claimant shall receive deliveries of Helionetics Stock or cash, or combinations of both from Helionetics (or at the sole option of the Barnes, from Barnes), equal to seventy (70) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of Post-Petition interest, in exchange for their Claims against the Debtor. The Helionetics Stock will be delivered under the exemption from Section 5 registration under the 33 Act provided by
Section 1145 of the Code and shall be `free trading' upon receipt by the Class 4 Unsecured Creditors (so long as the Class 4 Claimants individually or in the aggregate are not 10% or more shareholders or controlling persons of Helionetics). The Helionetics Stock or cash, or combinations of both, shall be delivered to Class 4 Unsecured Creditors in the following manner:

                        6.4.1 Initial Delivery: As soon as practicable following the Confirmation Date, but in any event no later than thirty (30) days after the Confirmation Date, there will be an initial delivery (the "Initial Delivery") by Helionetics (or, at the sole option of Barnes, from Barnes), of either (i) Helionetics Stock having an aggregate value based upon a price per share equal to the average closing price of a share of Helionetics Stock over the five (5) consecutive trading days following the Confirmation Date, equal to thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, or
(ii) a Cash payment equal to thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, at the option of Helionetics. Within ten (10) days prior to the

Initial Delivery, Helionetics or Barnes will send via regular mail written notice to the Debtor and a representative of the Committee of the form of the Initial Delivery (i.e., whether in all Cash or in all Helionetics Stock). At the option of each Class 4 Claimant who so elects on the Ballot pertaining to the Plan (each, a "Participating Class 4 Claimant"), in the event that the Initial Delivery is in the form of Helionetics Stock, such stock will be delivered to a stockbroker who has been designated by the Court pursuant to the Plan (the "Designated Broker"). The Designated Broker will be instructed under the Plan to liquidate and sell the Helionetics Stock for the account of the Participating Class 4 Claimant solely pursuant to ordinary trading transactions as those terms are used in Section 1145 of the Bankruptcy Code as soon as practicable following the Confirmation Date in sufficient amount to obtain net cash proceeds equal to thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by such Claimant calculated without the accrual of post-petition interest. Such proceeds will be distributed to the Participating Class 4 Claimants shortly after the Effective Date. Pursuant to the Plan, the Designated Broker shall be entitled to a commission for selling the Helionetics Stock for the account of each Participating Class 4 Claimant not in excess of the usual and customary broker's commission. The Designated Broker will be required to deliver a copy of the Plan and Disclosure Statement to each offeree and purchaser of the Helionetics Stock. From time to time following the Initial Delivery, at the request of the Designated Broker, Helionetics (or at the sole option of Barnes, Barnes) will deliver to each Participating Class 4 Claimant and deliver to the Designated Broker for the account thereof, additional Helionetics Stock as may be required to ensure that the net cash proceeds payable to each Participating Class 4 Claimant from the sale of the Helionetics Stock under the Initial Delivery will in fact equal a net thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim calculated without the accrual of post-petition interest, after payment of the Designated Broker's usual and customary fees and expenses. In the event that the Initial Delivery is in the form of Helionetics Stock, those Class 4 Claimants who (a) do not vote on the Plan and return the Ballot or (b) do not properly complete the instructions for sale of the Helionetics Stock accompanying the Ballot, or (c) elect not to sell their Helionetics Stock through the use of the Designated Broker (in each case, a "Non-Participating Class 4 Claimant"), will be delivered their Helionetics Stock at the time of the Initial Delivery pursuant to the valuation formula described hereinabove. Each Non-Participating Class 4 Claimant shall not be entitled to receive any additional deliveries of Helionetics Stock described above, notwithstanding that the net cash proceeds received by such Non-Participating Class 4 Claimant upon the sale of its Helionetics Stock does not equal thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by such Claimant calculated without the accrual of post-petition interest. Pursuant to the Plan, in no event at any one time, in the aggregate when combined with Helionetics Common Stock delivered for sale to the Designated Broker by the Participating Class 4 Claimants, shall the Designated Broker hold for sale shares of the Common Stock of Helionetics equal to or in excess of ten percent (10%) of the then outstanding Common Stock of Helionetics. At the time of the Initial Delivery, the LPI Stock pledged to the Committee by Helionetics shall be revalued and dealt with under the terms of the Amended and Restated Pledge Agreement, dated as of January 23, 1997 and related documents.

                        6.4.2 Subsequent Deliveries: There will be subsequent deliveries to Class 4 Unsecured Creditors, of either (i) Helionetics Stock having an aggregate value equal to an additional forty (40) cents for each one
(1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, or (ii) periodic Cash payments equal to a total of forty (40) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, at the option of Helionetics (or at the sole option of Barnes)("Subsequent Deliveries"), as set forth below. Helionetics Stock available to the Participating Class 4 Claimants shall be delivered to the Designated Broker to be sold for their account. The Subsequent Deliveries, whether in Cash or Helionetics Stock, shall be payable in four installments on each of the following dates(or, if such date is not a regular business day, on the first business day thereafter):

          Six (6) Months after Effective Date:             7.5%

          Twelve (12) Months after Effective Date:         15%

          Eighteen (18) Months after Effective Date:       22.5%

          Twenty-Four (24) Months after Effective Date:    55%

                                   Total                   100%

            Each of the Subsequent Deliveries may be, at the option of Helionetics (or at her option by Barnes), either entirely in the form of Helionetics Stock or entirely in Cash, and Helionetics (or Barnes at her option) may, in its discretion, alternate the form of each delivery. However, not more than fifteen (15) days nor less than ten (10) days prior to the scheduled date of each of the Subsequent Deliveries, Helionetics (or Barnes at her option) will send via regular mail written notice to the Debtor and a representative of the Committee of the form of the delivery (i.e., whether in Cash or in Helionetics Stock). If Helionetics elects to deliver Helionetics Stock, it shall be valued for the purposes of each such Subsequent Delivery at a price per share equal to the average closing price of a share of Helionetics Stock over the five (5) consecutive trading days up to and including the trading day immediately prior to the date of such notice. Helionetics may, at its sole option, (or Barnes, at her sole option) accelerate the date of any scheduled delivery hereunder; provided, however, that Helionetics (or Barnes) shall not be permitted to accelerate a Subsequent Delivery in the form of Helionetics Stock, if the Helionetics Stock to be delivered to the Designated Broker, when aggregated with the Helionetics Stock previously delivered to and still held by the Designated Broker, would cause the Designated Broker to hold on behalf of the Participating Class 4 Claimants Helionetics Stock equal to or in excess of ten percent (10%) of the then outstanding Common Stock of Helionetics. At the time of each Subsequent Delivery, the LPI Stock pledged to the Committee by Helionetics shall be revalued and dealt with under the terms of the Amended and Restated Pledge Agreement, dated as of January 23, 1997, and related documents.

            Debtor's Counsel will issue a qualified opinion that the delivery of the aforesaid shares of Helionetics Common Stock under the Plan and their resale by creditors into public markets is exempt from Section 5 registration under the 33 Act pursuant to Section 1145 of the Code and Section 4(1) of the 33 Act. Helionetics shall obtain all appropriate board resolutions and other corporate authority necessary to enter into the transactions contemplated herein prior to December 15, 1996.

            The Court will be requested to make appropriate findings in the Confirmation Order that: (i) title to the Helionetics Stock to be delivered to Class 4 Claimants will pass to the Class 4 Claimants only upon the delivery of the Helionetics Stock to the Class 4 Claimants or to the Designated Broker who will sell the Helionetics Stock for their account pursuant to ordinary trading transactions, as applicable; (ii) the LPI Stock pledged pursuant to the stipulation approved by the Court on September 3, 1996, as modified by the Amended and Restated Pledge Agreement, dated as of January 23, 1997, and related documents and corresponding Stipulation to be filed with the Court prior to the entry of the Confirmation Order, will be exempt from
Section 5 registration under the 33 Act pursuant to Section 1145 of the Bankruptcy Code and Section 4(1) of the 33 Act and, after confirmation of this Plan upon any foreclosure of the LPI Stock shall be available for immediate resale as described herein without registration under Section 5 of the 33 Act;
(iii) as long as the Class 4 Unsecured Creditors individually or in the aggregate are not 10% or more stockholders or controlling persons of Helionetics, the offer and sale of the Helionetics Stock to the Class 4 Unsecured Creditors under the Plan, and the offer and sale of the Helionetics Stock by the Class 4 Unsecured Creditors into the public market, including without limitation the offer and sale of Helionetics Stock by the Designated Broker on behalf of each Participating Class 4 Claimant, will be exempt from the registration requirements under Section 5 of the 33 Act pursuant to the exemptions provided by Section 1145 of the Code and Section 4 (1) of the 33 Act;
(iv) each offer and sale by the Designated Broker of the Helionetics Stock in accordance with the Plan is an "ordinary trading transaction" under Section 1145(b)(1) of the Code; (v) neither the Class 4 Unsecured Creditors, nor the Committee, nor the Designated Broker, nor the Debtor, is an "underwriter" as defined under Section 1145 of the Code and, none of such persons are "underwriters" under Section 2(11) of the 33 Act, with respect to the delivery, offer, sale and issuance of the Helionetics Stock; (vi) Barnes and Helionetics are "affiliates" of the Debtor as defined in Section 101(2) of the Code; (vii) the offer and sale of the New Tri-Lite Common Stock to the Class 6 interest holders and to Helionetics and/or Barnes, will be exempt from the registration requirements under Section 5 of the Securities Act of 1933 pursuant to the exemptions provided by Section 1145 of the Code; and (viii) the New Tri-Lite Common Stock to be offered and sold to Helionetics and Barnes as Class 6 interest holders, will be offered and sold in the manner specified under subsection (a)(1) of Section 1145 of the Code, such offer and sale will be deemed to be a public offering as specified in subsection
(c) of Section 1145 of the Code, and such stock shall be available for immediate resale subject to volume limitations on resale applicable to "affiliates" of an issuer who have received "non-restrictive" securities in a public offering, as set forth in Securities and Exchange Commission Rule 144, the exemptions provided by Section 1145 of the Code, and Section 4(1) of the 33 Act.

            6.5 Class 5: In consideration of the Debtor having compromised through an appropriate Order of the Bankruptcy Court dismissing the Helionetics Litigation immediately after the Effective Date regarding the SPL Purchase Agreement and any other relief sought by the Debtor against Helionetics, and in consideration of the allowance of Helionetics' Allowed Class 5 Secured Claim in the amount of approximately $1,850,000, (i) the Debtor will retain all of its right, title and interest in the common stock of SPL; (ii) Helionetics (or at her sole option Barnes) will cause sufficient Helionetics Stock or Cash to be delivered to meet the requirements of Sections 6.2, 6.3, 6.4.1 and 6.4.2 of the Plan to satisfy the requirements for the exchange of the Claims of Class 2, 3 and 4 Claimants; and (iii) on the Effective Date Helionetics shall contribute to the Reorganized Debtor all of its interest in AIM which is intended to transfer to the Reorganized Debtor all proprietary rights to the AIM Filter.

            The Class 5 Claimant shall retain the priority of its liens on the assets of the Debtor as security for the balance owed on its Allowed Secured Claim, including Post-Petition interest calculated at the non-default contract rate. Notwithstanding the foregoing, the Class 5 Claimant shall subordinate the priority of its liens, to a new lender for the purpose of (1) replacement of the Allowed Secured Claim of the Class 1 Claimant and (2) the furnishing to the Debtor or the Reorganized Debtor of additional working capital with a new loan in an authorized principal balance of up to $5,000,000.

            No portion of the Class 5 Allowed Secured Claim shall include attorneys' fees, default interest, late penalties or similar charges or costs of any kind, accrued or incurred post-petition, unless the same have been approved by the Court in accordance with the procedure set forth in Article X, Section
10.1 hereof.

            From the Confirmation Date until the Class 5 Allowed Secured Claim is paid in full, the balance outstanding shall bear interest at a fixed rate of seven and one-half percent (7.5%) per annum. After the Confirmation Date the Class 5 Claimant shall receive semi-annual payments of interest only, with the first payment due on the first (1st) day of the sixth month following the Effective Date with the entire balance due and owing on the Class 5 Claimant's Allowed Secured Claim to be paid in full by on or before the first (1st) day of the seventy-second (72nd) full month after the Effective Date.

            In the event that the Reorganized Debtor fails to make any payment due on the Class 5 Claimant's Allowed Secured Claim in accordance with the above payment schedule, and such nonpayment remains uncured for a period of ten (10) days after written notice of said nonpayment is transmitted to the Reorganized Debtor, the outstanding obligation shall accelerate and the Class 5 Claimant may pursue any and all remedies available to it under state law and the Bankruptcy Code.

            6.6 Class 6: On the Effective Date all Common Stock and securities in the Debtor shall be automatically canceled and the Debtor's Articles shall be automatically amended to authorize the issuance of up to twenty-five million (25,000,000) shares of New Tri-Lite Common Stock, of which four million (4,000,000) shares will be issued under the Plan. All members of Class 6, with the exception of Helionetics and Barnes, shall be issued on a pro rata basis 12.5% of the New Tri-Lite Common Stock in the Reorganized Debtor in exchange for their existing "old common shares" of the Debtor currently outstanding and in their hands. Helionetics will contribute to the Reorganized Debtor on the Effective Date all of its interest in AIM, which is intended to transfer to the Reorganized Debtor all proprietary rights to the AIM Filter. Helionetics and/or Barnes shall be issued 87.5% of the New Tri-Lite Common Stock in the Reorganized Debtor in exchange for their respective "old common shares" of the Debtor currently outstanding and in their hands in proportion to the shares of Helionetics Stock (or at their option, Cash) they respectively deliver to Class 2 and 4 Creditors, in a transaction exempt from registration under the 33 Act, pursuant to Section 1145 of the Code. In the event Barnes elects to deliver no Helionetics Stock or Cash to Class 2 and Class 4

Creditors, then the 87.5% block of New Tri-Lite Common Stock shall be allocated between Barnes and Helionetics, in proportion to their holdings of "old common shares" of the Debtor.

            The Court will be requested to make appropriate findings in the Confirmation Order that: (i) title to the New Tri-Lite Common Stock to be delivered to Class 6 Claimants (including Barnes and/or Helionetics) will pass to the Class 6 Claimants only upon the delivery of New Tri-Lite Stock certificates; (ii) the issuance of the New Tri-Lite Stock to the Class 6 members and to Barnes and/or Helionetics under the Plan, will be exempt from the registration requirements under Section 5 of the 33 Act pursuant to the exemption provided by Section 1145 of the Code; (iii) neither the Class 6 members nor the Debtor (excluding Helionetics and Barnes), is an "underwriter" as defined under Section 1145 of the Code; (iv) the New Tri-Lite Common Stock to be issued to the Class 6 members, excluding Barnes and/or Helionetics, shall be available for immediate resale without registration under Section 5 of the 33 Act, pursuant to the exemptions provided by Section 1145 of the Bankruptcy Code and Section 4(1) of the 33 Act; (v) Barnes and Helionetics are "affiliates" of the Debtor as defined in Section 101(2) of the Code; (vi) the offer and sale of the New Tri-Lite Common Stock to the Class 6 interest holders and to Helionetics and/or Barnes, will be exempt from the registration requirements under Section 5 of the Securities Act of 1933 pursuant to the exemptions provided by Section 1145 of the Code; and (vii) the New Tri-Lite Common Stock to be offered and sold to the Class 6 interest holders, including Helionetics and Barnes, will be offered and sold in the manner specified under subsection (a)(1) of Section 1145 of the Code, will be deemed to be a public offering as specified in subsection
(c) of Section 1145 of the Code, and shall be available for immediate resale subject to volume limitations on resale applicable to "affiliates" of an issuer who have organized "non-restrictive" securities in a public offering, as set forth in Securities and Exchange Commission Rule 144, the exemptions provided by
Section 1145 of the Code, and Section 4(1) of the 33 Act.

                                   ARTICLE VII

                         MEANS FOR EXECUTION OF THE PLAN

            7.1 Financing of Cash Distributions on Effective Date: Helionetics' loan of funds to the Debtor (Barnes' loan of funds to the Debtor, in her sole discretion), or the proceeds of new financing, and the Debtor's internally generated cash will be used to pay Unclassified Claims by on or before the Effective Date and the payment to Class 3 Unsecured Creditors.

            7.2 Payments to Star Bank: The Debtor will continue with its efforts to secure replacement financing for its business operations and will have a new institutional lender or Susan Barnes on terms satisfactory to her in place by December 15, 1996 to insure the availability of the final payment due Star Bank at that time.

            7.3 Delivery of Helionetics Stock or Cash: Helionetics (or at her sole option, Barnes) will cause sufficient Helionetics Stock or Cash to be delivered to meet the requirements of Sections 6.2, 6.4.1 and 6.4.2 of the Plan to satisfy the requirements for the exchange of the Claims of Class 2 and 4 Claimants. The Helionetics Stock will be delivered for the benefit of the Class 2 and 4 Claimants under the exemption from Section 5 registration under the 33 Act provided by Section 1145 of the Bankruptcy Code as described in the Plan.

            7.4 Compromise of Controversy re: Helionetics Litigation: The Helionetics Litigation will have been compromised, pursuant to a noticed hearing under Bankruptcy Rule 9019, in such a fashion concurrently with the hearing on Confirmation and contingent upon Confirmation of the Plan that the Debtor shall be authorized to dismiss with prejudice its claims against Helionetics immediately after the Effective Date. Helionetics is to specifically retain any and all claims and causes of action it may hold against Star Bank and its employees or agents and any and all other claims or causes of action it may have against any third parties as a Stockholder of the Debtor.

            7.5 Contribution of AIM: On the Effective Date Helionetics shall contribute to the Reorganized Debtor all of its interest in AIM which is intended to transfer to the Reorganized Debtor all proprietary rights to the AIM Filter.

            7.6 Issuance of New Tri-Lite Common Stock: The Reorganized Debtor will issue New Tri-Lite Common Stock to meet the requirements of Section 6.6 of the Plan. The New Tri-Lite Common Stock will be issued to Class 6 members and to Barnes and/or Helionetics in exchange for their "old common shares" of Tri-Lite, Inc. currently outstanding and in their hands, as an exchange of new Debtor securities for existing interests in the Debtor under the exemption from Section 5 registration under the 33 Act provided by Section 1145 of the Bankruptcy Code.

                                  ARTICLE VIII

                    REQUEST FOR FINDING OF FAIR AND EQUITABLE

                          TREATMENT OF IMPAIRED CLASSES

            Pursuant to Section 1129(b) of the Bankruptcy Code, the Debtor, Helionetics and Barnes, as the co-proponents of this Chapter 11 Plan, hereby request that this Court find that the provisions of this Plan provide fair and equitable treatment to those Claimants who are impaired under the Plan and who elect not to accept the Plan, and that this Court confirm the Plan ("cramdown") notwithstanding the requirement of Section 1129(a)(8) of the Bankruptcy Code as to such Claimants.

                                   ARTICLE IX

              CONDITIONS PRECEDENT TO DISTRIBUTIONS UNDER THE PLAN

            In addition to the other terms and conditions set forth herein, the following shall constitute conditions precedent to any Claimant's or Interest Holder's right to participate in the distributions under the Plan:

            9.1 As a condition to participation in the distribution under the Plan, all Creditors shall execute and deliver to the Reorganized Debtor or join in the execution or delivery of any instrument necessary for consummation of the Plan.

            9.2 Within fifteen (15) business days of the Confirmation Date, the Class 2 Claimant shall provide the Reorganized Debtor with evidence that a legend has been placed upon the original of its promissory note reflecting the fact that said note has been modified and amended by and in accordance with the Plan. In the event the Class 2 Claimant fails to comply with this provision, it shall not be entitled to receive payments or accrue interest on its Claim after the Confirmation Date until this condition is satisfied.

            9.3 As a condition to participation in distribution under the Plan, any Person against whom a turnover judgment has been entered in this case shall turn over to the Reorganized Debtor the property, or the value thereof, ordered turned over by such judgment. No Person against whom a turnover judgment has been entered shall have any right to participate in distributions under the Plan until such Person turns over to the Reorganized Debtor the required amount, or the value thereof, and such Person shall forfeit any rights to distribution which the Plan contemplates and which would have occurred during the period of noncompliance with any turnover judgment. Any rights of any such Person to participate in distributions under the Plan shall terminate six months from the Confirmation Date in the event such Person has not by that time turned over to the Reorganized Debtor the required property or the value thereof. Notwithstanding the foregoing, nothing contained herein shall limit any right of the Reorganized Debtor to enforce any judgment of the Court.

            9.4 As a condition to participation in distribution under the Plan, any Person against whom a preference judgment has been entered shall turn over to the Reorganized Debtor the property preferentially transferred or the value thereof. No Person shall have any right to participate in distributions under the Plan until such Person turns over to the Reorganized Debtor the required property or the value thereof and such Person shall forfeit any rights to distributions which the Plan contemplates and which would have occurred during the period of noncompliance with any preference judgment. Any right of any Person to participate in distributions under the Plan shall terminate five years from the Confirmation Date in the event such Person has not by that time turned over to the Reorganized Debtor the required property or the value thereof. Notwithstanding the foregoing, nothing contained herein shall limit any right of the Reorganized Debtor to enforce any judgment of the Court.

                                    ARTICLE X

                  DISALLOWANCE OF CLAIMS/RETENTION OF PROPERTY

            10.1 Notwithstanding anything to the contrary herein, no attorney's fees or other "professional" fees (as the term "professional" is defined in 11 U.S.C. ss. 327), default interest, late penalties or any similar charges claimed after the Petition Date shall be compensable by the Debtor or out of property of the estate, nor shall the same constitute part of an Allowed Claim, until the Creditor seeking to recover such fees and charges from the Debtor or the estate has had such fees and charges approved by the Bankruptcy Court as "reasonable" or otherwise properly payable by the Debtor or the estate. Such approval must be made through a motion for the recovery of same, made on no less than twenty-one
(21) days' written notice to the Debtor, its attorneys, and the Office of the United States Trustee. Any professional fees or default interest, late penalties or similar charges claimed after the Petition Date claimed by a Creditor of the estate as compensable by the Debtor or the estate which have not been approved through the above procedure within sixty (60) days after the Effective Date shall be barred.

            10.2 Notwithstanding anything contained herein, the Reorganized Debtor shall have the right to request the Court to disallow any Claim of any Person from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 544, 545, 547, 548, or 549 of the Bankruptcy Code unless such Person or transferee has paid the amount, or turned over any such property for which such Person or transferee is liable.

            10.3 Except as otherwise specifically provided herein, the Reorganized Debtor shall retain all property of the estate including any rights under avoidance actions, and including but not limited to any claims or causes of action it may have against Star Bank and its employees or agents and any and all other claims or causes of action it may have against any third parties which shall become property of the Reorganized Debtor.

            10.4 All claims objections shall be filed within six (6) months after the Effective Date, unless the Reorganized Debtor obtains an extension of this deadline through a noticed motion. If a claims objection is filed, the claimant will not receive any distributions called for under the Plan until the first day of the first full month after a Final Order has been rendered by the Bankruptcy Court, or another court of competent jurisdiction, establishing the amount and priority of such claim.

            10.5 Any payment(s) called for under the Plan which include (a) checks issued by the Reorganized Debtor which have been returned as undeliverable without a property forwarding address, or (b) checks issued by the Reorganized Debtor which were not mailed or delivered because of the absence of a proper address with which to mail or deliver same) shall be deposited by the Reorganized Debtor into an interest bearing unclaimed property reserve to be held in trust for the benefit of the holders of Allowed Claims entitled thereto under the terms of the Plan. For a period of two (2) years following the Effective Date, such unclaimed property shall be held in the unclaimed property reserve for the benefit of the holders of Allowed Claims which have failed to claim such property. Prior to the expiration of two (2) years following the Effective Date, such unclaimed property due the holder of an Allowed Claim shall be released from the unclaimed property reserve and delivered to such holder upon presentation of proper proof by such holder of its entitlement thereto. At the end of the second year following the Effective Date, the holders of Allowed Claims theretofore entitled to said unclaimed property shall cease to be entitled thereto and the same shall thereupon become the property of the Reorganized Debtor.

                                   ARTICLE XI

                        DESIGNATION OF REORGANIZED DEBTOR

                          AS REPRESENTATIVES OF ESTATE

            Pursuant to Section 1123(b)(3)(B) of the Code, the Reorganized Debtor is hereby designated as the representative of the estate of the Debtor. The Reorganized Debtor is also to be the Disbursing Agent for the purposes of any Cash distributions under the Plan. The Transfer Agents for Helionetics and the Reorganized Debtor shall handle the delivery of Helionetics Stock and New Tri-Lite Common Stock to Creditors (or to the Stockbroker designated by the Court if they so elect) and Interest Holders under the Plan.

                                   ARTICLE XII

                              MODIFICATION OF PLAN

            The Debtor may propose amendments or modifications to this Plan at any time prior to confirmation or at the confirmation hearing, without leave of the Court, upon proper notice. After confirmation, the Debtor may, with the approval of the Court, and so long as it does not materially or adversely affect the interest of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan, or the order of confirmation, in such manner as may be necessary to carry out the purposes of this Plan.

                                  ARTICLE XIII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            All prepetition executory contracts and unexpired leases in which the Debtor is the lessor or lessee and which have not been previously rejected during the course of this Chapter 11 case which are set forth on Exhibit "8" hereto shall be assumed through the Plan. All other prepetition executory contracts and/or unexpired leases not previously assumed or rejected during the course of this Chapter 11 case shall be deemed rejected by the Plan. All claims arising from the rejection of executory contracts and/or unexpired leases which have been deemed rejected by the Plan must be filed with the Court within thirty
(30) days of the Confirmation Date or shall be barred.

                                   ARTICLE XIV

                             EFFECT OF CONFIRMATION

            14.1 From and after the Confirmation Date, the Debtor will be discharged from any and all debts dischargeable under Section 1141(d) of the Bankruptcy Code, and confirmation of the Plan, which shall occur on the Confirmation Date shall otherwise have all of the effects provided in Section 1141 of the Bankruptcy Code which are not inconsistent with the terms of the Plan.

            14.2 From and after the Confirmation Date all loan documents, trust deeds and other contracts documenting claims against the Debtor shall be deemed modified and/or superseded completely, as the case may be, by the terms of the Plan. After the Confirmation Date, Claims shall be paid only in accordance with the Plan, and any effort by any Claimant to compel the Debtors to pay such Claimant more than its Allowed Claim, or to pay its Claim in any manner other than as provided for in the Plan shall constitute a violation of the Confirmation Order and Section 1141 of the Bankruptcy Code.

            14.3 All claimants holding negotiable instruments signed by the Debtor which reflect a prepetition claim, shall cause a legend or notation to be placed conspicuously on the face of any such instrument stating that the terms of this instrument have been modified by the terms of the Plan. This legend or notation must be placed on said negotiable instruments within five (5) days of the Effective Date, and no payments shall be made to the holders of any such instrument until they have proved that this action has in fact been taken.

            14.4 From and after the Confirmation Date, any cash collateral stipulation or order regarding the use of cash collateral then effective in this proceeding, shall be rendered null and void, and the terms of the Plan shall be controlling.

            14.5 Pursuant to Section 1142(a) of the Bankruptcy Code, notwithstanding any other applicable non-bankruptcy law, rule or regulation relating to financial condition, the Debtor is authorized to carry out the terms of the Plan. Moreover, all claimants holding liens on the Debtor's properties, are directed, pursuant to Section 1142(b) of the Bankruptcy Code, to execute or deliver, or to join in the execution or delivery, of any instrument or other document required to effect a transfer of property dealt with by the Plan, and to perform any other act, including the satisfaction of any lien that is necessary for the consummation of the Plan. To the extent that any lienholder fails to comply with this provision, the Debtor may seek an order from the Bankruptcy Court, on an expedited basis, compelling compliance with this provision, and during the time period encompassed by this compliance, no payments shall be made to the noncomplying Creditor under the Plan, and any such Creditor shall be responsible for all costs and damages incurred by the Debtor as a result of its noncompliance with this provision.

            14.6 On the Effective Date the Committee shall remain in existence for the sole and exclusive purpose of enforcing the Committee's rights and remedies in the event of Debtor's failure to comply with all terms of the Plan including, but not limited to, enforcing the Committee's rights under the Letter Agreement and the Pledge Agreement with Helionetics. The Committee will not have any rights, responsibilities or obligations after the Effective Date except for the limited purpose set forth herein. Upon Debtor's satisfaction of all provisions of the Plan vis-a-vis Class 4 Creditors, the Committee shall dissolve and the members of such Committee released and discharged from all rights and duties as committee members arising from or related to this Case. The Committee's members and professionals shall only be entitled to compensation and reimbursement from the estate for post-Effective Date services rendered for the limited purpose set forth herein and said compensation and reimbursement of expenses shall not exceed the sum of $35,000.00 for these post-Effective Date services; provided, however, that this $35,000.00 limitation does not pertain to pre-Effective Date fees and expenses of the Committee and its professionals. Except as set forth herein, the members of the Committee shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date.

                                   ARTICLE XV

                            RETENTION OF JURISDICTION

            The Court shall retain jurisdiction of this Chapter 11 case until this Plan has been fully consummated, pursuant to and for the purposes set forth in the Code, and specifically for the purpose of:

            15.1 Classification of the Claim of any Creditor in the reexamination of Claims which have been allowed for the purposes of voting for the determination of such objections as may be filed to Creditors' Claims. The failure by the Debtor to object to or examine any claim for the purpose of voting shall not be deemed to be a waiver of the Debtor's right to object to or reexamine the Claim in whole or in part.

            15.2 The allowance of compensation or other administrative expenses.

            15.3 To hear and determine Claims concerning state, local, and federal taxes pursuant to Sections 346, 505, 525, and 1146 of the Bankruptcy Code.

            15.4 To hear and determine any action or proceeding brought by Debtor under Sections 510,543, 544, 545, 548, 549, 550, 551, and 553 of the
Bankruptcy Code, whether such action or proceeding is brought before or after the Effective Date.

            15.5 To hear and determine all actions and proceedings which relate to pre-confirmation matters brought by the Debtor whether such action or proceeding is brought before or after the Effective Date.

            15.6 The determination of any issues relating to the assumption or rejection of executory contracts and unexpired leases including the assumption or rejection of executory contracts or unexpired leases not expressly dealt with herein.

            15.7 The modification of this Plan after Confirmation pursuant to the Bankruptcy Rules and Title 11 of the United States Code.

            15.8 The enforcement and interpretation of the terms of this Plan.

            15.9 The correction of any defects, the curing of any omission, or the reconciliation of any inconsistency of this Plan or in the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan.

            15.10 The entry of any order, including injunctions, necessary to enforce title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions of such title, rights and powers as this Court may deem necessary including, without limitation, any right of the Debtor to recover assets pursuant to any of the relevant provisions of the Bankruptcy Code.

            15.11 The determination of the validity, extent and priority of all liens and security interests against property of the Debtor's Chapter 11 estate.

            15.12 To hear and determine such matters and make such orders as are consistent with the Plan as may be necessary or desirable to carry out the provisions thereof and to adjudicate any disputes arising under or relating to any order entered by the Court in this proceeding.

            15.13 The entry of an order concluding and terminating this Chapter 11 case.


DATED:  February __, 1997          Tri-Lite, Inc., a Pennsylvania corporation


                                        By: ______________________________
                                            A. Alvin Katz
                                        Its: President


DATED:  February __, 1997          Helionetics, Inc., a California corporation


                                        By: ______________________________
                                            E. Maxwell Malone
                                        Its: President


DATED:  February __, 1997          Laser Photonics, Inc., a Delaware corporation


                                        By: ______________________________
                                            Steven Qualls
                                        Its: President


DATED:  February __, 1997

                                        By: ______________________________
                                            Susan Barnes


Presented by:

BROKER & O'KEEFE
PROFESSIONAL CORPORATION

By: ______________________________
    Jeffrey W. Broker

Special Reorganization Counsel
for Debtor and Debtor-in-Possession

                                   EXHIBIT "7"


                         LEASES AND EXECUTORY CONTRACTS
                          BEING ASSUMED UNDER THE PLAN


            1. That certain lease of nonresidential real property dated July 31, 1995 by and between Ambrose B. Schnieders and Aleta B. Schnieders, as lessors and Tri-Lite, Inc., a Pennsylvania corporation as lessee, pertaining to the premises located at 2615 South Rouselle Street, Santa Ana, California.

            2. That certain lease of nonresidential real property dated as of June 1, 1996 by and between Ohio Equities, Inc., as lessor and Tri-Lite, Inc., a Pennsylvania corporation as lessee, pertaining to the premises located at 6925 Americana Parkway, Columbus, Ohio.

                                TABLE OF CONTENTS

ARTICLE                             PAGE NO.

I     Introduction ..........................................................  2

II    Definitions, Interpretation, And Rules Of Construction ................  3

      A)   Definitions ......................................................  3

      B)   Defined Terms .................................................... 12

      C)   Rules of Interpretation .......................................... 12

      D)   Time Periods ..................................................... 13

III   Treatment Of Unclassified Claims ...................................... 13

IV    Classification Of Claims And Interests ................................ 14

V     Treatment Of Unimpaired Classes ....................................... 14

VI    Treatment Of Impaired Classes ......................................... 15

VII   Means For Execution Of Plan ........................................... 25

VIII  Request For Finding Of Fair And Equitable Treatment Of Impaired
        Classes ............................................................. 27

IX    Conditions Precedent To Distributions Under The Plan .................. 27

X     Disallowance Of Claims/Retention Of Property .......................... 28

XI    Designation Of Reorganized Debtor As Representatives Of Estate ........ 30

XII   Modification Of Plan .................................................. 30

XIII  Executory Contracts and Unexpired Leases .............................. 31

XIV   Effect Of Confirmation ................................................ 31

XV    Retention Of Jurisdiction ............................................. 33

                                PROOF OF SERVICE

                                  1013A (3) CCP

STATE OF CALIFORNIA, COUNTY OF ORANGE

            I am employed in the aforesaid County. I am over the age of 18 and not a party to the above-entitled action. My business address is 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

            On March 3, 1997, I served the pleading described as THIRD AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION AS MODIFIED on the interested parties in this action by placing true and correct copies thereof enclosed in sealed envelopes, with postage prepaid, addressed as follows:

United States Trustee                         Committee of Unsecured Creditors            Spec Not Atty- Richard Barnett
---------------------                         --------------------------------            ------------------------------
Michael J. Hauser, Esq.                       Craig Barbarosh, Esq.                       Michael H. Weiss, Esq.
Office of the United States Trustee           Pillsbury Madison & Sutro LLP               Weiss, Scolney, Spees, Danker & Shinderman
600 W. Santa Ana Blvd., Suite 501             600 Anton Blvd., Suite 1100                 1875 Century Park East, Suite 800
Santa Ana, CA  92701                          Costa Mesa, CA  92626                       Los Angeles, CA  90067


/_/     Via Fax
/_/     Via Overnight Mail
/_/     Via Hand Delivery
/x/     Via First Class Mail


            I am "readily familiar" with the firm's practice of the collection and processing of correspondence for mailing. Under that practice, it would be deposited with the U. S. postal service on that same day, with postage thereon fully prepaid at Newport Beach, California in the ordinary course of the firm's business. I am aware that, on motion of the party served, service is presumed invalid if the postal cancellation date or postage meter date is more than one day after the date of deposit for mailing as set forth in this affidavit.

            I declare under penalty of perjury that the foregoing is true and correct.

            Executed on March 3, 1997, at Newport Beach, California.

                                            ______________________________
                                                    Susan Duncan